Exhibit 107

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Other	(3)	86,631,958	$8.72	$755,430,674	.0000927	$70,029
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Other	(4)	10,350,000	$11.50	$119,025,000	.0000927	$11,034
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$874,455,674		$81,063
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								0.00
	Net Fee Due								$81,063

(1)

Consists of (i) 86,631,958 shares of Common Stock registered for sale by the selling securityholders named in this registration statement and (ii) 10,350,000 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional shares of common stock issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, and based on the average of the high and low sales price per share of the registrant’s Common Stock on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) on February 4, 2022.

(4)	Based on the $11.50 exercise price of a warrant in accordance with Rule 457(g) under the Securities Act.